                                                                   EXHIBIT 10.12

                       AMENDMENT TO GAS SALES AGREEMENT


     THIS AMENDMENT, made and entered into as of the 1st day of January, 1996 (Effective Date), by and between WESTAR TRANSMISSION COMPANY, a Delaware Corporation (Seller), and ENERGAS COMPANY, a division of Atmos Energy Corporation, a Texas Corporation (Buyer);

                              W I T N E S S E T H

     WHEREAS, Seller and Buyer are successors in interest to a Gas Sales Agreement dated January 1, 1986, as amended (Agreement), between Westar Transmission Company, and Energas Company; and

     WHEREAS, Seller and Buyer now desire to make certain changes and modifications to the Agreement which are more fully described below.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, Seller and Buyer do hereby mutually agree to amend the Agreement on the Effective Date as follows:

                                      I.

                                  DEFINITIONS

     All Sections of Article I shall be deleted in their entirety and replaced with the following:

     Section 1. "Buyer" means the party who is purchasing and receiving gas volumes under this Agreement.

     Section 2. "Seller" means the party who is selling and delivering gas volumes under this Agreement.

     Section 3. "Party" or "Parties" means Buyer and/or Seller hereunder, acting by and through duly authorized representatives.

     Section 4. "Day" means the period of twenty-four consecutive hours commencing at 7:00 a.m. Central Time (CT) on one calendar day and ending at 7:00 a.m. CT on the following calendar day. The reference date for any day should be the calendar date upon which such twenty-four (24) hour period began.

     Section 5. "Month" means the period commencing at 7:00 a.m. CT on the first day of a calendar month and ending at 7:00 a.m. CT on the first day of the following calendar month.

     Section 6. "Mcf" means the quantity of gas occupying a volume of one thousand (1000) cubic feet at a temperature of sixty (60) degrees Fahrenheit and an absolute pressure of fourteen and sixty-five hundredths pounds per square inch (14.65 psia).

     Section 7. "Btu" means the amount of heat required to raise the temperature of one avoirdupois pound of pure water from fifty-eight and five tenths (58.5) degrees Fahrenheit to fifty-nine and five tenths (59.5) degrees Fahrenheit at a constant pressure of fourteen and sixty-five hundredths (14.65) pounds per square inch absolute (psia).

     Section 8.  "MMBtu" means one million (1,000,000) Btu.

     Section 9. "Operating Agreement" means the agreement between Westar Transmission Company and Energas Company, dated December 1, 1996, covering measurement equipment and testing, measurement specifications, pressures, quality, maintenance of facilities, and other operational matters.

     Section 10. "Buyer's West Texas System" means Energas' West Texas System, excluding Energas' Dalhart/Channing System and Energas' Fritch/Sanford System.

                                      II.

                                   QUANTITY

     Sections 1, 2 and 3 of Article II shall be deleted in their entirety and replaced with the following:

     Section 1. If and to the extent any of Buyer's other suppliers of natural gas fail to deliver any volumes of natural gas that such other suppliers are obligated to deliver for Buyer's West Texas System requirements, Seller shall sell to Buyer hereunder all of the natural gas requirements of Buyer on Buyer's West Texas System.

                                     III.

                               DELIVERY POINT(S)

     Section 1 of Article III shall be deleted and replaced with the following:

     Section 1. The delivery of gas hereunder shall be subject to the Operating Agreement and shall be at the outlet flange of Seller's facilities, at all points of interconnection between Seller's facilities and Buyer, where Seller sells gas to Buyer as of December 31, 1995, or subsequently at any other mutually agreed to point(s) to be agreed to in writing by the parties ("Delivery Point(s)").

                                      IV.

                               DELIVERY PRESSURE

     Section 1 of Article IV shall be deleted and replaced with the following:

     Section 1. The delivery pressure shall be governed by Article V and related provisions of the Operating Agreement.

                                      V.

                                   METERING

     All Sections under Article V shall be deleted in their entirety and be replaced with the following:

     Section 1. Metering shall be governed by Article II and related provisions of the Operating Agreement.

                                      VI.

                                UNITS OF VOLUME

     Section 1 of Article VI shall be deleted in its entirety and replaced with the following:

     Section 1. Units of volume shall be governed by Article III and related provisions of the Operating Agreement.

                                     VII.

                                  MEASUREMENT

     All Sections of Article VII are deleted in their entirety and replaced with the following:

     Section 1. All measurement of gas hereunder shall be governed by Article III and related provisions of the Operating Agreement.

                                     VIII.

                                     PRICE

     All Sections under Article VIII shall be deleted in their entirety and be replaced with the following:

     Section 1. The price per Mcf during the term of this Agreement shall equal Seller's margin in effect on the date of delivery as approved by the appropriate regulatory authority plus the Weighted Average Cost of Gas as defined in Article VIII, Section 2, below.

     Section 2. The Weighted Average Cost of Gas for any month shall be calculated by dividing the Available Gas Volume into the Gas Acquisition Cost.

     The "Gas Acquisition Cost" shall be composed of:

     A)   Third Party (Non-affiliate) Purchases.

          Amounts paid for the volumes delivered into the Seller's Transmission System during such month at wellheads, at field lines, at plant outlets, and at transmission lines under the provisions of the applicable contract involved. "Amounts paid" shall also include the amortization of prepayments based on actual gas deliveries of the gas related to that prepayment; and

     B)   Affiliate Purchases.

          Each purchase from an affiliate shall be priced at the lower of:

          1)  What the Seller actually paid the affiliate;

          2) The AWACOG for such month calculated without consideration of affiliate purchases;

          3) The price for the same item or class of items which the supplying affiliate sold to another affiliate or to a third party;

          4) The Weighted Average Cost of Purchases (WACOP) from third parties (non-affiliates) for such month; and

     C)   Exchange Receipts.

          An amount calculated by multiplying the net gas received into Seller's Transmission system during such month by the previous month's AWACOG. The "Exchange Receipts" component shall be deleted from "Gas Acquisition Cost" at the earlier of:

          1)  September 30, 1989 or

          2) When the cumulative exchange receipts dollars used in the AWACOG calculation for the period beginning October 1, 1988 equals the value of the net exchange balance on September 30, 1988.

     D)   Storage Withdrawals.

          An amount calculated by multiplying the total volume of gas withdrawn from storage during the month by the AWACOG for the month that the gas was injected into storage. This is in accordance with the first-in first-out methodology for valuing working gas in storage.

     E)   Delivery Costs.

          The "Delivery Costs" shall be composed of the amounts paid for delivery of gas into Seller's Transmission System for resale to Buyer in situations where the supplier cannot make delivery into such system, thus reflecting the cost of delivery to the initial point of receipt into Seller's Transmission System. The "Delivery Cost" shall also include amounts paid for transportation between points on Seller's Transmission System when such off-system transportation is required by:

          1)  Operational necessity and efficiency or

          2)  An emergency situation.

The "Available Gas Volumes" shall be composed of the following gas volumes delivered into the Seller's Transmission System during such month:

     AA)  Third Party (Non-affiliate) Purchase Volumes.

          Volumes delivered at wellheads, at field lines, at plant outlets and at transmission lines under the provisions of the applicable contracts involved; and

     BB)  Affiliate Purchase Volumes.

          Volumes purchased by Seller from affiliates; and

     CC)  Exchange Receipts Volumes.

          Volumes representing net gas received under gas exchange agreements. The exchange receipts volumes shall be eliminated from the AWACOG calculation simultaneously with the deletion of "Exchange Receipts" as provided in "C)" above; and

     DD)  Storage Withdrawal Volumes.

          Total storage gas volumes withdrawn.

                                      IX.

                              BILLING AND PAYMENT

     All Sections under Article IX shall be deleted in their entirety and replaced with the following:

     Section 1. On or before the fifteenth(15th) day of each Month, Seller shall render a statement to Buyer giving the total quantity of gas, expressed in Mcf, delivered and sold hereunder during the preceding Month and the monies due therefor. Such statements are to be rendered in accordance with this Agreement, and shall include any amounts due for tax reimbursement under the provisions of this Agreement. In the event the amount due Seller cannot be determined on or before the fifteenth (15th) day of the Month, Seller shall nevertheless invoice Buyer for the amounts that are known and/or are nominated by Buyer, and when the information is available Seller shall invoice for actual amounts (or refund any payment as necessary) as soon as practicable after such amount is determined.

     Section 2. Ten (10) days after the statement is received by Buyer, Buyer shall make payment to Seller by wire transfer per the instruction set forth in the Article titled "NOTICES". If Buyer disputes the amount of any statement for any reason, Buyer shall notify Seller of such dispute and shall be obligated to pay only the undisputed portion of such statement on the due date. Buyer shall pay the disputed portion of the statement which is determined to be owing to Seller within fifteen (15) days after the date the dispute is resolved, together with interest on such amount at the rate set forth in Section 4 below, commencing on the original due date of the statement and continuing until paid. If the statement shall have been paid in full and it shall be determined that such disputed portion of the statement was paid in error, Seller shall refund such amount to Buyer, together with interest at the rate hereinafter set forth below over the period that Seller had possession of the money, within fifteen
(15) days after resolution of the dispute.

     Section 3. All statements, bills, computations and payments shall be subject to correction of any errors contained therein until two (2) years after date of payment, and after such period any errors found will be deemed to be waived by the affected party.

     Section 4. Any amounts due for gas delivered hereunder remaining unpaid after the due date for such payment shall bear interest, at the lesser of the highest lawful interest rate or the prime rate charged by Norwest Bank of Denver plus two percent (2%), until paid.

     Section 5. Each party shall have access to and the right to audit during regular business days and business hours, upon reasonable notice, all measurement, billing, computation and payment records maintained by the other party which relate to the gas received under this Agreement. All records will be maintained for two (2) years after payment has been made for the month to which the records pertain.

                                      X.

                                    QUALITY

     All Sections under Article X shall be deleted in their entirety and be replaced with the following:

     Section 1. Quality shall be governed by Article IV and related provisions of the Operating Agreement.

                                      XI.

                                 FORCE MAJEURE

     Section 2 of Article XII shall be amended by deleting the word "telegraph" and replacing it with the words "telefacsimile or other electronic means".

                                     XII.

                                    NOTICES

     Under Section 1 of Article XIII, everything following the word "addresses:" shall be deleted, and the following shall be substituted therefor:

               SELLER:

               Notices:       Westar Transmission Company
                              333 Clay Street, Suite 2000
                              Houston, Texas 77002
                              Attention:  Gas Sales and T&E
                                          Administration

               Wire Transfer: Westar Transmission Company
                              Norwest Banks Colorado, N.A.
                              Denver, Colorado
                              ABA # 102 000 076
                              A/c # 101-0918-554


               BUYER:

               Notices:       ENERGAS COMPANY
                              P.O. Box 650205
                              Dallas, Texas 75265-0205
                              Attn:  Intrastate Gas Supply

               Statements:    ENERGAS COMPANY
                              P.O. Box 650205
                              Dallas, Texas 75265-0205
                              Attn:  Intrastate Gas Supply

                                     XIII.

                           MAINTENANCE OF FACILITIES

     Section 1 of Article XV shall be deleted in its entirety and be replaced with the following:

     Section 1. Maintenance of facilities shall be governed by Article VII and related provisions of the Operating Agreement.

                                     XIV.

                             DURATION OF AGREEMENT

     Section 1 of Article XVI shall be deleted in its entirety and be replaced with the following:

     Section 1. This Agreement shall be effective as of the date hereof for deliveries on and after January 1, 1986, and shall continue in full force and effect until December 31, 2001; provided, that the term shall continue until December 31, 2003 to provide backup gas service to that certain Gas Sales Agreement entered into between KN Marketing L.P. and Energas on July 1, 1995 for Energas' gas requirements for the Sanford/Fritch systems.

                                      XV.

                                INDEMNIFICATION

     Seller and Buyer hereby agree to add the following language to Article
XVII:

     Section 2. In the event that deliveries to Buyer hereunder are interrupted for any reason other than force majeure, as defined in Article XII, Section 1, or pursuant to priority of service and curtailment standards promulgated by the Railroad Commission of Texas, Seller shall reimburse Buyer for any out-of-pocket expenses related to such interruption of deliveries.

                                     XVI.

                                 MISCELLANEOUS

     Sections 3 and 5 of Article XVIII shall be deleted in their entirety and be replaced with the following:

     Section 3.  [THIS SECTION LEFT INTENTIONALLY BLANK]

     Section 5.  [THIS SECTION LEFT INTENTIONALLY BLANK]

                                     XVII.

                           GOVERNMENTAL REGULATIONS

     A new Section 3 shall be added to Article XIX as follows:

     Section 3. Deliveries by Seller hereunder are subject to the curtailment standards from time to time promulgated by the Railroad Commission of Texas (or any successor regulatory agency) and which are applicable to Seller's operations.

                                    XVIII.

     Buyer and Seller agree that all amendments to the Agreement entered into between the parties between the dates January 1, 1986 and December 31, 1995, are hereby deleted in their entirety and are no longer effective as of January 1, 1996; except for that certain amendment entitled "AGREEMENT" between Cabot Gas Supply Corporation (CGSC) and Energas Company (Energas) dated December 9, 1988 wherein CGSC and Energas amended Section 3 of the "City Gate Rate Supply Contract", which shall remain in full force and effect and be fully incorporated into the Agreement. It is the intent of the parties that the Agreement, the amendment dated December 9, 1988 entitled "Agreement", and this Amendment To Gas Sales Agreement shall be the only three (3) documents as of the Effective Date which reflect the agreement of the parties with respect to the matters described herein.

     Except as herein amended, the Agreement shall remain in full force and effect in accordance with the terms thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Effective Date.

BUYER:                                  SELLER:

ENERGAS COMPANY                         WESTAR TRANSMISSION COMPANY
a division of Atmos Energy
Corporation

By:                                     By:
   ---------------------------------       -------------------------------
             Signature                                Signature

Name:                                   Name:
     -------------------------------         -----------------------------
           Typed/Printed                            Typed/Printed

Title:                                  Title:
      ------------------------------          ----------------------------